Exhibit 99.1
Silvergate Completes At-the-Market Equity Offering Program
LA JOLLA, Calif. – May 18, 2021 – Silvergate Capital Corporation (“Silvergate” or the “Company”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced that it has completed its previously announced "at-the-market" equity offering program (the “ATM Offering”).

Silvergate announced on March 9, 2021 that it had filed a prospectus supplement with the U.S. Securities and Exchange Commission to offer and sell up to $300 million in shares of its Class A common stock, par value $0.01 per share (“Common Stock”) from time to time through the ATM Offering. Since the Company’s March 9, 2021 announcement, the Company has sold in aggregate 2.79 million shares of its Common Stock for gross proceeds of $300 million and proceeds of $295.5 million net of commissions and fees.

The net proceeds from the ATM Offering have been used to support Silvergate’s continued growth. As of March 31, 2021, the Company’s total consolidated assets were $7.8 billion, an increase of approximately $2.2 billion, or 38.9%, from December 31, 2020. Silvergate’s continued growth has been driven by significant increases in the Bank’s deposits from customers in the digital currency industry. The Bank’s average total digital currency deposits quarter to date as of April 30, 2021 amounted to $8.3 billion, an increase from $6.4 billion during the first quarter, while the high and low daily total digital currency deposit levels during such time were $10.1 billion and $6.8 billion, respectively. While Silvergate believes its deposit levels will continue to increase as it grows, no assurances can be provided regarding the timing or extent of such increases.

About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward-Looking Statements
Statements in this press release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Statements relating to future events or our future performance or financial condition are not facts, but are based on current expectations, estimates and assumptions by management. These statements are not representations regarding or guaranties of future performance, condition or results and involve various risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of many factors. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.
Investor Relations Contact:
Lauren Scott/Hunter Stenback
(858) 200-3782
investors@silvergate.com
Media Contact:
Natalie Short/Conor Shea
press@silvergate.com